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                                                                   EXHIBIT 10.30

                                                                  FULLY-EXECUTED
                               Walton E. Calmette




VIA FACSIMILE
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DATE:    September 27, 1994
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TO:      Bill Schultz, Exec. VP              cc: Don Oriolo
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         FILM ROMAN FAX # 010 985 2973

FROM:    Walter Calmette FAX # 818 986 7044
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NUMBER OF PAGES INCLUDING THIS ONE:
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Dear Bill: I enjoyed our meeting. Lets continue moving forward in an atmosphere of mutual respect and benefit.

Let me give this agreement one final attempt. If I do not have your and Don Oriolo's approval by Friday September the 29th at midnight, I would assume that you both would have made a decision to start the negotiations anew using your respective legal counsels. If however, you both decide to approve this amendment, please place your signature on the lines provided below. You'll receive shortly copies of the fully executed amendment for your files.

In view of our discussions involving the so-called "Bumpers" and Felix the Cat, FRI requested an amendment to our main agreement expiring November 8, 1994. FRI and FTCC agree to the following:

1. - To extend the reversion period to Commit to produce Productions to June 1, 1995.

2. - FTCC shall receive an Executive Producer fee of 2% of Budget of the Bumpers.

3. - The "Bumpers" airing date shall be not later than September 30, 1994, with a 45 day Grace Period, therefore the effective date related to the established "Baseline" shall be June 30, 1994. FRI right to receive such revenue shall not vest until a "Production" is initiated by FRJ or all "Bumpers" have been aired to a national audience with at least 70% coverage. There will be at least forty "Bumpers" aired.

4. - FRI shall receive 20% of all licensing and merchandising rights in the United States above the established "Baseline" for as long as the "Bumpers" are being aired, however, in no event such a

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period during which FRI shall receive revenue above the "Baseline" shall exceed one year from the first "Bumper" airing date.

5. - The rights to the Theatrical Animated Motion Picture version of Felix The Cat shall immediately and forthwith revert to FTCC. If during the term of the agreement FTCC engages in making such an animated Production, FTCC agrees to share with Film Roman all contingent compensation (as opposed to fixed) compensation derived FRI from the exploitation of such a motion picture and defined as per FTCC's standard net profits definition on the basis of 50% to FTCC and 50% to FRI.

6. - FRI shall have the non-exclusive right to initiate a theatrical animated motion picture version of Felix the Cat during the term of the agreement, subject to pro-production and production cost pre-approval by FTCC. If during the term of the agreement, FRI initiates a Theatrical Animated Motion Picture version of Felix the Cat, FTCC shall be the leading negotiator retaining distribution control over the project. FTCC agrees to share with FRI all contingent (as opposed to Fixed) derived FRI from the exploitation of such a motion picture and defined as per FTCC's standard net profit definition on the basis of 50% to FTCC and 50% to FRI.

Under paragraph 5 or 6, FTCC and FRI agree to initiate a Theatrical Animated Motion Picture of an acceptable Industry quality with a budget of not less than Twelve (12) million dollars.

The above is my understanding of our agreement as discussed with you.



/s/Phil Roman                 /s/ Authorized Signatory
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Film Roman Inc.               Felix the Cat Creation Inc.

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